EVEREST RE GROUP, LTD.

                                   ----------

                NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

                             TO BE HELD MAY 22, 2002



  TO THE SHAREHOLDERS OF EVEREST RE GROUP, LTD.:

     The Annual General Meeting of Shareholders of Everest Re Group, Ltd. (the "Company"), a Bermuda company, will be held at the Royal Pavilion Hotel, Porters, St. James, Barbados on Wednesday, May 22, 2002 at 11:00 a.m., for the following purposes:

     1. To elect two Class III Directors of the Company, each to serve for a three-year period to expire at the 2005 Annual General Meeting of Shareholders or until such director's successor shall have been duly elected or appointed or until such director's office is otherwise vacated.

     2. To appoint PricewaterhouseCoopers LLP as the Company's independent auditors for the year ending December 31, 2002 and authorize the Board of Directors to set the fees for the independent auditors.

     3. To consider and approve the Everest Re Group, Ltd. 2002 Stock Incentive Plan as described in the accompanying Proxy Statement.

     4. To authorize adjourning or postponing the meeting to solicit additional votes, if necessary.

     5. To consider and act upon any other business, if any, as may properly come before the meeting and any and all adjournments thereof.

     The Company's financial statements for the year ended December 31, 2001 together with the report of the Company's auditor in respect of these financial statements, as approved by the Company's Board of Directors, will be presented at this Annual General Meeting.

     Only shareholders of record, as shown by the transfer books (Register of Members) of the Company, at the close of business on March 27, 2002 are entitled to notice of, and to vote at, the Annual General Meeting.

     You are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting in person, you are urged to sign and date the enclosed proxy and return it promptly in the postage prepaid envelope provided for that purpose.



                                       By Order of the Board of Directors
                                       Joseph A. Gervasi, Secretary

April 11, 2002
Hamilton, Bermuda

                             EVEREST RE GROUP, LTD.

                                 PROXY STATEMENT

                                   ----------

                     ANNUAL GENERAL MEETING OF SHAREHOLDERS


                                  MAY 22, 2002

     The enclosed Proxy Card is being solicited on behalf of the Board of Directors (the "Board") for use at the 2002 Annual General Meeting of Shareholders of Everest Re Group, Ltd., a Bermuda company (the "Company"), to be held on May 22, 2002, and at any adjournment thereof. It may be revoked at any time before it is exercised by giving a later-dated proxy, notifying the Secretary of the Company in writing at the Company's registered office at Clarendon House, 2 Church Street, Hamilton HM 11 Bermuda, or by voting in person at the Annual General Meeting. All shares represented at the meeting by properly executed proxies will be voted as specified and, unless otherwise specified, will be voted: (1) for the election of William F. Galtney, Jr. and Thomas J. Gallagher as directors; (2) for the appointment of PricewaterhouseCoopers LLP as independent auditors and for authorizing the Board to set the fees for the independent auditors; (3) for the approval of the Everest Re Group, Ltd. 2002 Stock Incentive Plan and (4) for authorizing the adjournment or postponement of the meeting to solicit additional votes, if necessary.

     Only shareholders of record at the close of business on March 27, 2002 will be entitled to vote at the meeting. On that date, 51,286,165 common shares, par value $.01 per share ("Common Shares"), were outstanding and entitled to vote. Except as may be provided in the Company's Bye-laws, where voting is by poll, each Common Share is entitled to one vote.

     The election of each nominee for director, and the approval of all other matters to be voted upon at the Annual General Meeting, require the affirmative vote of a majority of the votes cast at the Annual General Meeting, provided there is a quorum (consisting of not less than two persons present in person or by proxy holding in excess of 50% of the issued and outstanding Common Shares entitled to attend and vote at the Annual General Meeting). The Company has appointed inspectors of election to count votes cast in person or by proxy. Common Shares owned by shareholders electing to abstain from voting will be counted towards the presence of a quorum. However, such Common Shares, and Common Shares owned by shareholders and not voted in person or by proxy at the Annual General Meeting (including "broker non-votes"), will not be counted towards the majority needed to elect a director or approve any other matter before the shareholders and thus will have no effect on the outcome of those votes.

     This Proxy Statement, the attached Notice of Annual General Meeting, the Annual Report of the Company for the year ended December 31, 2001 (including financial statements) and the enclosed Proxy Card are first being mailed to the Company's shareholders on or about April 11, 2002.

     On February 24, 2000, the Company became the holding company for Everest Reinsurance Holdings, Inc. ("Everest Holdings") and its subsidiaries in connection with a restructuring. As a result, all references in this document to the Company prior to February 24, 2000 should be deemed to refer to Everest Holdings and all references to the Common Shares prior to February 24, 2000 should be deemed to refer to the common stock of Everest Holdings.

     All references in this document to "$" or "dollars" are references to the currency of the United States of America.

     The Company knows of no specific matter to be brought before the Annual General Meeting that is not referred to in the attached Notice of Annual General Meeting of Shareholders and this Proxy Statement. If any such matter comes before the meeting, including any shareholder proposal properly made, the proxy holders will vote proxies in accordance with their best judgment with respect to such matters. To be properly made, a shareholder proposal must comply with the Company's Bye-Laws and, in order for any matter to come before the meeting, it must relate to matters referred to in the attached Notice of Annual General Meeting.

                      PROPOSAL NO. 1--ELECTION OF DIRECTORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE DIRECTOR NOMINEES DESCRIBED BELOW. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

     The Company's Bye-Laws provide for the division of the Board into three classes, with the directors in each class serving for a term of three years. At the 2002 Annual General Meeting, two nominees for Class III director positions are to be elected to serve until the 2005 Annual General Meeting of Shareholders or until their successors are elected and qualified or until such director's office is otherwise vacated. All of the nominees for election as Class III directors at this meeting, and all directors whose term of office will continue after the meeting, are currently directors of the Company. The Class I director positions will be subject to election at the 2003 Annual General Meeting of Shareholders and the Class II directors will be subject to election at the 2004 Annual General Meeting of Shareholders. It is not expected that any of the nominees will become unavailable for election as a director, but if any nominee should become unavailable prior to the meeting, proxies will be voted for such persons as the Board shall recommend, unless the Board reduces the number of directors accordingly. There are no arrangements or understandings between any director and any other person pursuant to which such person was selected as a director or nominee.

INFORMATION CONCERNING NOMINEES

     The following information has been furnished by the respective nominees for election of Class III directors for a term expiring in 2005.

     THOMAS J. GALLAGHER, 53, became a Class III director of the Company on March 13, 1996. Mr. Gallagher also serves as a director of Everest Reinsurance Company, a wholly-owned subsidiary of the Company ("Everest Re"), having first been elected to that position in 1987. Elected President and Chief Operating Officer of both the Company and Everest Re on February 24, 1997, Mr. Gallagher had been Executive Vice President of both companies since December 1995 and a Senior Vice President of the Company since 1994 and of Everest Re since 1989. Since joining Everest Re in 1975, he has served as an underwriter in the facultative and treaty departments, as vice president in charge of the facultative department and as vice president in charge of the treaty casualty department. Mr. Gallagher also serves as Deputy Chairman of the Company, as a director and President of Everest Holdings, as a director and Deputy Chairman of Everest Reinsurance (Bermuda), Ltd. ("Bermuda Re"), as a director and Chairman of Everest Global Services, Inc. ("Everest Global"), as a director and Chairman of Everest National Insurance Company ("Everest National"), as a director and
Chairman of Everest Insurance Company of Canada ("EVCAN"), as a director and Chairman of Mt. McKinley Insurance Company ("Mt. McKinley"), as a director and Chairman and Chief Executive Officer of Everest Indemnity Insurance Company ("Everest Indemnity"), as a director of WorkCare Southeast, Inc. ("WorkCare Southeast") and WorkCare Southeast of Georgia, Inc. ("WorkCare Georgia"), CRA-CO Holdings, Ltd. ("CRA-CO"), Everest Security Insurance Company ("Everest
Security") (f/k/a Southeastern Security Insurance Company) and Adjusters Unlimited, Inc. ("AUI"), all of which are subsidiaries of the Company.

     WILLIAM F. GALTNEY, Jr., 49, became a Class III director of the Company on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000. Mr. Galtney is currently President of Gallagher Healthcare Insurance Services, Inc. ("GHIS"), which is a wholly-owned subsidiary of Arthur
J. Gallagher & Co. Mr. Galtney had been the Chairman and Chief Executive Officer since 1983 of Healthcare Insurance Services, Inc. ("HIS") (predecessor to GHIS), a managing general and surplus lines agency previously indirectly owned by The Galtney Group, Inc. ("GGI"). GGI is a company 45% owned by Mr. Galtney and of which he is also Chairman and Chief Executive Officer.

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

     The following information has been furnished by those directors whose terms of office will continue after the Annual General Meeting and by the other executive officers.

     MARTIN ABRAHAMS, 69, became a Class I director of the Company on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000. Mr. Abrahams, currently retired, served with the accounting firm of Coopers & Lybrand L.L.P. from 1957 and was a partner in that firm from 1969 to 1995.

     KENNETH J. DUFFY, 72, became a Class II director of the Company on March 12, 1996 and served as a director of Everest Re from March 1996 to February 2000. Mr. Duffy is a retired insurance executive. He served with the insurance holding company, Commercial Union Corporation, and its parent company, CGU plc, from 1948 until his retirement in 1999. He was President and Chief Executive of Commercial Union Corporation from January 1985 to January 1995, Chairman and Chief Executive Officer from January 1993 to January 1995, Chairman from January 1995 to October 1998 and Senior Advisor to CGU plc from October 1998 to December 1999. Until December 1999, he was also a director of Commercial Union Canada Holdings, Ltd. and the President and a director of Curepool (Bermuda) Ltd. He is also a vice president of the Insurance Institute of London and a fellow of the Institute of Risk Management.

     JOHN R. DUNNE, 72, became a Class I director of the Company on June 10, 1996 and served as a director of Everest Re from June 1996 to February 2000. Mr. Dunne, an attorney and member of the bar of both New York and the District of Columbia, has since 1994 been counsel to the law firm of Whiteman, Osterman & Hanna in Albany, New York. Mr. Dunne was a director of CGU Corporation from 1993 until 2001. Mr. Dunne was counsel to the Washington, D.C. law firm of Bayh, Connaughton & Malone from 1993 to 1994. From 1990 to 1993, he served as an Assistant Attorney General for the United States Government, Department of Justice. From 1966 to 1989, Mr. Dunne served as a New York State Senator while concurrently practicing law as a partner in New York law firms.

     JOSEPH V. TARANTO, 53, a Class II director, became Chairman of the Board and Chief Executive Officer of the Company and Everest Re on October 17, 1994 and served as President of both companies from December 1994 until Mr. Gallagher's election as President on February 24, 1997. Mr. Taranto also serves as a director and Chairman and Chief Executive Officer of Everest Holdings, as a director and Chairman of Bermuda Re and as a director of Everest Re. Mr. Taranto was a director and President of Transatlantic Holdings, Inc. and a director and President of Transatlantic Reinsurance Company and Putnam Reinsurance Company (both subsidiaries of Transatlantic Holdings, Inc.) from 1986 to 1994.

     STEPHEN L. LIMAURO, 50, is an Executive Vice President and the Chief Financial Officer of the Company. He served as Comptroller of the Company from September 1997 until November 6, 2001. He served as Comptroller of Everest Re from September 25, 1997 until August 29, 2001. He served as Treasurer of the Company from November 17, 1999 until November 6, 2001 and Treasurer of Everest Re from November 17, 1999 until August 6, 2001. He became Executive Vice President of the Company and Everest Re on September 21, 2000. He became a Senior Vice President of the Company and Everest Re on February 23, 1999. He served as Assistant Comptroller of Everest Re from June 20, 1988 until September 25, 1997. From May 1995 until September 1997, he was Vice President, Treasurer and Assistant Comptroller of the Company. Mr. Limauro is also a director, Executive Vice President, and Chief Financial Officer of Everest Holdings and a director of Everest Re, Everest National and Everest Indemnity, a director and chairman of Everest Re Advisors, Ltd. ("Everest Re Advisors"), a Bermuda subsidiary of the Company, and a director of Everest Advisors (Ireland) Limited ("Everest Ireland"), an Irish subsidiary of Everest Re Advisors. He also serves as a director and Treasurer of EVCAN. He serves as a director and President of Everest Re Holdings, Ltd. ("ERHL"), a subsidiary of Everest Re, and of Everest Global and is Chief Financial Officer of WorkCare Southeast and WorkCare Georgia. He is also a director of Bermuda Re and Everest International Reinsurance, Ltd. ("Everest International"), (f/k/a AFC Re Ltd.), which are subsidiaries of the Company. He also serves as a director, Senior Vice President and Chief Financial Officer of CRA-CO and AUI, both of which are subsidiaries of the Company. Mr. Limauro serves as a director of Mt. McKinley and Everest Security and, prior to the restructuring, he was a director and Chairman of the Company.

     PETER J. BENNETT, 51, became a Senior Vice President of the Company on May 23, 2000. He serves as director and Chief Executive Officer of Bermuda Re and is a director and President of Everest International Reinsurance, Ltd. Mr. Bennett was President of the Citadel Group Representatives, Inc. from 1985 to 1987 and from 1990 to 2000.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

     The Board conducts its business through its meetings and meetings of its committees. Four meetings of the Board were held in 2001. No director, either in person or through an alternate director appointment as permitted under Bermuda law, attended fewer than 75% of the aggregate of the total number of meetings of the Board and the total number of meetings of all committees of the Board on which the director served. The Board currently maintains Audit and Compensation Committees. The Board does not maintain a nominating committee or other committee performing similar functions.

     AUDIT COMMITTEE

     The Audit Committee was created by the Board on March 21, 1996. The principal purpose of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing (i) the financial reports and other financial information provided by the Company to governmental bodies or the public, (ii) the Company's systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established and (iii) the Company's auditing, accounting and financial reporting processes generally. The Audit Committee relies upon appropriate Company financial and legal personnel and the Company's independent auditors to review the Company's internal controls and financial statements, audit findings and significant accounting and reporting issues. The Audit Committee adopted a Charter on May 23, 2000. In May 2001, the Board re-examined and again approved the adequacy of the Charter, a copy of which was furnished in the proxy statement for the 2001 Annual General Meeting of Shareholders.

     The current members of the Audit Committee are Mr. Abrahams, Mr. Duffy and Mr. Dunne, none of whom are employees or officers of the Company and all of whom meet the independence standards of the New York Stock Exchange. Mr. Abrahams served as Chairman of the Audit Committee in 1997 and until February 26, 1998. Mr. Dunne was designated Chairman of the Audit Committee effective February 26, 1998 and is currently serving in that position. The Audit Committee held three meetings in 2001.

     COMPENSATION COMMITTEE

     The Compensation Committee exercises authority with respect to all compensation and benefits afforded all officers at the Senior Vice President level and above, the Designated Executive Officers (as defined herein), and the Company's Chief Financial Officer, Comptroller, Treasurer and Secretary. The
Compensation Committee also has oversight responsibilities for the administration of the Company's Annual Incentive Plan, the 1995 Stock Incentive Plan, the 2002 Stock Incentive Plan (if such plan is approved by the shareholders at the Annual General Meeting) and the Executive Performance Annual Incentive Plan.

     The current members of the Compensation Committee are Mr. Abrahams and Mr. Duffy, neither of whom are current or former employees or officers of the Company. Mr. Duffy has been designated to serve as Chairman of the Compensation Committee. The Compensation Committee held three meetings in 2001.

COMMON SHARE OWNERSHIP BY DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth the beneficial ownership of Common Shares as of March 27, 2002 by the directors of the Company, by the designated executive officers listed in the Summary Compensation Table (the "Designated Executive Officers") and by all directors and executive officers of the Company as a group. Information in this table was furnished to the Company by the respective directors and Designated Executive Officers. Unless otherwise indicated in a footnote, each person listed in the table possesses sole voting power and sole dispositive power with respect to the shares shown in the table to be owned by that person.

                                               AMOUNT AND NATURE OF  PERCENT OF
     NAME OF BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP  CLASS (11)
     -----------------------                   --------------------   ---------
     Martin Abrahams                                20,143(1)           *
     Kenneth J. Duffy                               19,443(2)           *
     John R. Dunne                                  19,263(3)           *
     Thomas J. Gallagher                           142,327(4)           *
     William F. Galtney, Jr.                       160,543(5)           *
     Joseph V. Taranto                             618,142(6)           1.20
     Stephen L. Limauro                             27,800(7)           *
     Janet J. Burak                                 30,400(8)           *
     Peter J. Bennett                                8,000(9)           *
     All directors and executive officers
     as a group (9 persons)                      1,046,061(10)          2.03

----------
*    Less than 1%

(1) Includes 13,718 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2002.

(2) Includes 13,718 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2002.

(3) Includes 13,538 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2002.

(4) Includes 132,700 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2002.

(5) Includes 141,600 shares owned by Galtney Family Investors, Ltd., a limited partnership in which Mr. Galtney maintains a beneficial ownership and for which he serves as the General Partner. Also includes 13,718 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2002.

(6) Includes 328,000 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2002.

(7) Includes 3,000 shares of restricted stock issued to Mr. Limauro under the Company's 1995 Stock Incentive Plan. Such stock may not be sold or transferred until the vesting requirements have been satisfied. Also includes 24,400 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2002.

(8) Ms. Burak ceased being an executive officer of the Company on January 24, 2002, but is identified as a "Designated Executive Officer" for 2001 for purposes of the Proxy Statement.

(9) Includes 8,000 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2002.

(10) Includes 547,792 shares purchasable upon the exercise of stock options exercisable within 60 days of March 27, 2002.

(11) Based on 51,286,165 total Common Shares outstanding and entitled to vote as of March 27, 2002.

PRINCIPAL HOLDERS OF COMMON SHARES

     To the best of the Company's knowledge, the only beneficial owners of more than 5% of the outstanding Common Shares as of December 31, 2001 are set forth below. This table is based on information provided in Schedule 13Gs filed with the Securities and Exchange Commission by each of the parties listed in the table.

                                                  NUMBER OF SHARES   PERCENT OF
     NAME AND ADDRESS OF BENEFICIAL OWNER        BENEFICIALLY OWNED     CLASS
     ------------------------------------        ------------------   ---------
     Janus Capital Corp.                            2,632,140 (1)       5.7%
     100 Fillmore Street
     Denver, Colorado  80206-4923

     Morgan Stanley Dean Witter & Co.               2,608,985 (2)       5.64%
     1585 Broadway
     New York, New York 10036

----------
(1) Janus Capital Corp. reports in its Schedule 13G that it has sole voting and dispositive power with respect to 2,632,140 Common Shares.

(2) Morgan Stanley Dean Witter & Co. reports in its Schedule 13G that it has shared voting power with respect to 2,554,785 Common Shares and shared dispositive power with respect to 2,608,985 Common Shares.

DIRECTORS' COMPENSATION

     Each member of the Board who is not otherwise affiliated with the Company as an employee and/or officer (each, a "Non-Employee Director") was compensated in 2001 for services as a director and was also reimbursed for out-of-pocket expenses associated with each meeting attended. The annual compensation for 2001 of the Non-Employee Directors was $45,000. Compensation was paid in four installments by the issuance of Common Shares. Compensating the Non-Employee Directors with Common Shares is intended to align their interests with those of the Company's shareholders. The value of Common Shares issued is calculated based on the average of the highest and lowest sale prices of the Common Shares on the installment dates or, if no sale is reported for that day, the next preceding day for which there is a reported sale. In 2001, each of the Non-Employee Directors was issued a total of 651 shares as compensation for his services as a director in accordance with this procedure. As of January 1, 2002, the value of these shares for each Non-Employee director was $46,026 based upon the $70.70 closing price of a Common Share on December 31, 2001.

     In addition, the Company has adopted the 1995 Stock Option Plan for Non-Employee Directors (the "Directors' Plan"), which is designed to maintain the Company's ability to attract and retain the services of experienced and highly qualified outside directors and to create a proprietary interest in the Company's continued success. Each of the Non-Employee Directors on the Board is awarded options to purchase that number of Common Shares equal to $50,000 divided by the fair market value of such shares as of the date he is initially appointed to the Board, with an exercise price equal to that fair market value. As defined in the Directors' Plan, the fair market value is determined by averaging the highest and lowest trading prices of the Common Shares on the date of the option award.

     Upon their initial appointment to the Board on March 12, 1996, Mr. Abrahams, Mr. Duffy and Mr. Galtney were each granted options to purchase 2,216 Common Shares at an exercise price of $22.5625 per share. Upon his initial appointment to the Board on June 10, 1996, Mr. Dunne was granted options to purchase 2,036 Common Shares at an exercise price of $24.5625 per share. Pursuant to a Stock Option Agreement for Non-Employee Directors dated September 21, 2001, each of the foregoing four directors was granted options to purchase 10,000 Common Shares at an exercise price of $48.01 per share.

COMPENSATION OF EXECUTIVE OFFICERS

     SUMMARY COMPENSATION TABLE

     The following table sets forth compensation paid or accrued for the last three fiscal years with respect to the Company's Chief Executive Officer and the four other most highly compensated executive officers who were serving as executive officers as of December 31, 2001 (the "Designated Executive
Officers"),   for  services   rendered  by  them  to  the  Company  and  to  its
subsidiaries.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM COMPENSATION
                                    ANNUAL COMPENSATION                          AWARDS
                              --------------------------          -----------------------------
                                                                                    RESTRICTED      SECURITIES   ALL OTHER
                                                                  OTHER ANNUAL        STOCK        UNDERLYING   COMPENSATION
NAME AND PRINCIPAL POSITION  YEAR    SALARY($)    BONUS ($)(2)  COMPENSATION (3)  AWARD(S) ($)(4)   OPTIONS(#)     ($)(5)
---------------------------  ----   -----------  -------------  ----------------  ---------------  -----------  ------------
Joseph V. Taranto            2001   $1,000,000    $1,400,000          --               --            200,000      $31,050
  Chairman of the Board      2000    1,000,000     1,400,000          --               --            100,000       31,050
  and Chief Executive        1999      964,387     1,150,000          --               --             80,000       18,461
  Officer

Thomas J. Gallagher          2001      415,385       365,000          --               --             33,000       13,512
  President and Chief        2000      377,308       350,000          --               --             33,000       12,369
  Operating Officer          1999      341,538       300,000          --               --             30,000       14,138

Stephen L. Limauro           2001      241,539       200,000          --               --             12,000        8,259
  Executive Vice President   2000      202,377       175,000          --           $141,750           10,000        6,917
  Chief Financial Officer    1999      172,992       100,000          --               --              8,000        5,918
  and Comptroller

Janet J. Burak (1)           2001      207,692          --            --               --             10,000        7,102
  (Senior Vice President     2000      189,919       100,000          --               --              9,000        6,495
  General Counsel            1999      173,923        80,000          --               --              8,000        6,184
  and Secretary)

Peter J. Bennett             2001      259,615        80,000        55,000             --              5,000       14,481
  Senior Vice President of   2000      152,885       100,000        41,001             --             20,000        5,663
  Everest Re Group, Ltd.     1999         --            --            --               --               --           --
  and Managing Director
  and Chief Executive
  Officer of Bermuda Re

----------
(1) Ms. Burak ceased being an executive officer and ceased holding these positions on January 24, 2002.

(2) Represents compensation earned by the Designated Executive Officers for the years ended December 31, 2001, December 31, 2000 and December 31, 1999 pursuant to the Company's Annual Incentive Plan. The amounts shown for Mr. Taranto were awarded pursuant to the Executive Performance Annual Incentive Plan.

(3) The amount reported for 2000 includes $40,000 paid to Mr. Bennett as a housing allowance and $1,001 as reimbursement of expenses incurred by him to move household items to Bermuda, both of which were provided under the terms of his employment agreement with Bermuda Re. The amount reported for 2001 was attributable entirely to the housing allowance under the terms of his employment agreement.

(4) The amount reported represents the value of the Common Shares underlying the restricted stock at the date of grant, without taking into account any diminution in value attributable to the restrictions on such stock. An award of restricted stock to Mr. Limauro was made on September 21, 2000; the closing price of a Common Share on the New York Stock Exchange on that date was $47.25. This restricted stock award vests at the rate of 20% per year over a five-year period. As of December 31, 2001, Mr. Limauro held 3,000 restricted Common Shares valued at $213,150, based on $71.05 as the average of the high and low trading prices of a Common Share on the New York Stock Exchange on December 31, 2001. Dividends are paid quarterly on these restricted Common Shares at the same rate as dividends paid on Common Shares held by public shareholders.

(5) The amount reported for 2001 represents: (i) the following term life and accidental death and dismemberment insurance premiums paid by the Company on behalf of the Designated Executive Officers: (a) Mr. Taranto--$1,050,
     (b) Mr. Gallagher--$1,050, (c) Mr. Limauro--$1,013, (d) Ms. Burak--$872 and
     (e) Mr. Bennett--$1,500; and (ii) the following employer contributions to qualified and non-qualified employee savings plans: (a) Mr. Taranto--$30,000, (b) Mr. Gallagher--$12,462, (c) Mr. Limauro--$7,246, (d)
     Ms. Burak--$6,230; and (iii) the following employer contribution to a qualified savings plan: Mr. Bennett--$12,981.

STOCK OPTION GRANTS

     The following table sets forth certain information concerning stock options granted under the Company's 1995 Stock Incentive Plan during 2001 to the Designated Executive Officers.

                     OPTION /SAR GRANTS IN LAST FISCAL YEAR

                                                         INDIVIDUAL GRANTS
                        ------------------------------------------------------------------------------
                            NUMBER OF       % OF TOTAL
                           SECURITIES      OPTIONS/SARS
                           UNDERLYING       GRANTED TO     EXERCISE OR                    GRANT DATE
                          OPTIONS/SARS     EMPLOYEES IN    BASE PRICE     EXPIRATION     PRESENT VALUE
      NAME               GRANTED (#)(1)   FISCAL YEAR(2)     ($/SH)        DATE (3)         ($)(4)
      -----             ---------------   --------------   -----------   ------------   --------------
Joseph V. Taranto            200,000         34.91%         $66.23         04/20/11       $6,734,080
Thomas J. Gallagher           33,000          5.76           48.01         09/21/11          762,392
Stephen L. Limauro            12,000          2.09           48.01         09/21/11          277,234
Janet J. Burak                10,000          1.74           48.01         09/21/11          231,028
Peter J. Bennett               5,000           .87           48.01         09/21/11          115,514

----------
(1) Represents non-qualified stock options granted to Mr. Gallagher, Mr. Limauro, Ms. Burak and Mr. Bennett on September 21, 2001 and to Mr. Taranto on April 20, 2001, all of which become exercisable in 20% installments each year commencing with the first anniversary of the grant dates, as long as employment with the Company or its subsidiaries continues. These stock options were granted with an exercise price equal to 100% of the fair market value of a Common Share on the date of grant. With respect to the grant of options to Mr. Taranto, 155,000 options do not constitute performance-based compensation under Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended. See Section III of the Compensation Committee Report, below. No SARs were granted in 2001.

(2) Based upon 572,800 non-qualified stock options granted to all employees in 2001.

(3) Exercisable options expire unless exercised within three years following termination of employment due to retirement, disability or death or within three months following termination of employment due to resignation or dismissal. Generally, if employment terminates because of death, retirement upon attaining age 65 or because of disability, unexercisable options become immediately exercisable until the earlier of: (a) three years after death or such termination; or (b) ten years from the date of grant.

(4) The grant date present value of each option grant is estimated as of the date of grant using the Black-Scholes option pricing model, modified to include dividends, with the following assumptions:

     (a) Expected Volatility--The annualized standard deviation of the continuously compounded rate of return on the underlying stock, based on the closing price observations for the twelve-month period ended December 31, 2001, which was 38.2586%.

     (b) Risk Free Rate of Return--The rate available, on the date of grant, on zero-coupon U.S. government issues with a remaining term comparable to the expected life of the options as reported over the Bloomberg wire service, which was 5.217%.

     (c) Dividend Yield--The yield calculated by dividing the estimated annualized dividend rate of the Common Shares in the amount of $.28 per share by the weighted average fair market value of the stock on the date of grant, which resulted in an assumed dividend yield of 0.52%.

     (d) Expected Life--The average length of time before assumed exercise reflecting vesting provisions and maximum exercise period, which was
          7.3 years.

STOCK OPTION EXERCISES AND OPTION VALUES

     The following table sets forth certain information concerning the number and value of unexercised stock options at the end of 2001 held by the Designated Executive Officers.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                          NUMBER OF SECURITIES
                                                         UNDERLYING UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                             OPTIONS/SARS            IN-THE-MONEY OPTIONS/SARS
                         ACQUIRED ON       VALUE               AT FY-END(#)                AT FY-END ($)(1)
NAME                     EXERCISE(#)    REALIZED($)   EXERCISABLE   UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
-------                 -------------   -----------   -----------   -------------  -----------   -------------
Joseph V. Taranto              0               0        252,000       403,000       $9,462,721   $17,007,041
Thomas J. Gallagher            0               0        120,100        93,900        5,320,693     3,240,109
Stephen L. Limauro             0               0         20,800        28,200          875,114       948,808
Janet J. Burak                 0               0         28,300        26,700        1,189,327       909,025
Peter J. Bennett               0               0          4,000        21,000           92,160       704,000

----------
(1) Based on the year-end fair market value of Common Shares of $71.05, which is calculated by averaging the high and low trading prices on December 31, 2001 on the New York Stock Exchange. The value of the options is computed by subtracting the exercise prices of the options from their fair market values and multiplying the difference by the number of shares underlying the options at the applicable exercise prices.

COMPENSATION COMMITTEE REPORT

  I. Executive Compensation Policy

     OVERVIEW. The Company's executive compensation program in 2001 was designed to attract, retain and motivate highly talented individuals whose abilities are critical to the success of the Company. Compensation policies that attract personnel of this caliber are particularly important for a relatively new public entity like the Company. The Company's compensation program is guided by the following fundamental principles:

     o Compensation of executive officers is based on the level of job responsibility, the performance of the Company and the performance of the individual.

     o    Total  compensation   levels  are  designed  to  be  competitive  with
          compensation paid by organizations of similar stature.

     o Compensation should align the interests of the executive officers with those of the Company's shareholders by basing a significant part of total compensation on the long-term performance of the Common Shares.

     The Company's executive compensation program in 2001 achieved the objectives described above and was a significant factor in attaining a high level of corporate performance and increased shareholder value throughout the year.

In establishing executive compensation, the various components of compensation are considered collectively in order to properly assess the appropriateness of the Company's program relative to the attainment of its objectives. The Company's executive compensation program consists of two key elements: (i) an annual component, I.E., base salary and annual bonus and (ii) a long-term component, I.E., stock options, stock appreciation rights, restricted stock and stock awards.

     The Compensation Committee reviewed a variety of factors of historical and projected Company performance in determining executive compensation. In the course of this review, the Compensation Committee considered the Company's long-term compensation goals, the Company's financial performance and the compensation practices of other reinsurers through a review of publicly available information. In reviewing these factors, the Compensation Committee was able to assess the overall performance of the Company and its prospects for the future to establish an acceptable range for executive compensation.

  II. Components Of Executive Compensation

     A. ANNUAL COMPENSATION

     In 2001, annual compensation for executive officers of the Company consisted of two components-base salary and a cash payment under either the Company's Executive Performance Annual Incentive Plan (in the case of Mr. Taranto) or the Company's Annual Incentive Plan (in the case of the other executive officers). The base salary for Mr. Taranto was subject to the terms of his current employment agreement (see "Employment and Change of Control Agreements--Mr. Taranto" below). The base salaries for the other executive officers were determined by the Compensation Committee based on each executive officer's performance and, as previously discussed, the Company's performance and the range of compensation of executive officers with similar responsibilities in comparable companies.

     Annual bonuses paid to executive officers under the Annual Incentive Plan and the Executive Performance Annual Incentive Plan are a significant element of the executive compensation program. Under the Annual Incentive Plan, the Company may make cash payments each year to employees who hold positions of significant responsibility and/or whose performance or potential contribution, in the judgment of the Committee, will contribute materially to the success of the Company and/or its subsidiaries. The Annual Incentive Plan is designed to provide incentive to those employees; to reward their accomplishments; to motivate future accomplishments; and to aid in attracting and retaining employees of the caliber necessary for the continued success of the Company. The Compensation Committee has discretion to determine the amounts of individual awards under the Annual Incentive Plan based on such criteria and factors as the Committee in its sole discretion may determine and after considering recommendations made by the Chief Executive Officer of the Company. The aggregate amount available for all awards each year is determined annually by the Compensation Committee based upon performance goals established by the Committee. The determination of individual awards is subjective in nature and is influenced by the Compensation Committee's perception of the importance of an individual's contributions to the overall success of the Company. To evaluate corporate performance, the Compensation Committee considered the following factors related to the Company's 2001 financial results: after-tax operating income, return on equity and earnings growth.

     The Compensation Committee has arrived at total compensation for each of the Designated Executive Officers that it believes is appropriate to the Company's performance and their individual contributions.

     The Executive Performance Annual Incentive Plan was approved by the Company's shareholders on May 20, 1999. Each year the Compensation Committee selects executive officers of the Company and its subsidiaries who will be eligible that year to participate in the Executive Performance Annual Incentive Plan. Currently, only Mr. Taranto, the Company's Chairman and Chief Executive Officer, is a participant (see "Chief Executive Officer Compensation" below). Each year, the Compensation Committee establishes in writing objective performance goals for each participant, which, if attained, will entitle such participant to specific award amounts that will be paid to each participant. Each participant's performance is measured by any of the following performance criteria: net income before or after taxes, operating income before or after taxes, premiums earned, earnings per share, return on shareholders' equity, return on assets, appreciation in and/or maintenance of the price of the Common Shares or any other publicly traded securities of the Company, comparisons with various stock market indices, market share, statutory combined ratio, expense ratio, reductions in costs and expense growth, or gross or net premium growth. The Compensation Committee establishes an objective method by which award amounts are calculated under the plan. The maximum award amount any one participant may be awarded in one year is $2 million. The Compensation Committee, in its sole discretion, may eliminate or reduce but not increase any award determination. The plan provides that the total amount of awards granted to all participants in any one year may not exceed 10% of the Company's average annual income before taxes for the preceding five years.

     B. LONG-TERM COMPENSATION

     In 2001, the long-term incentive used for executive officers was provided under the 1995 Stock Incentive Plan. Awards under this plan are intended to reinforce management's long-term perspective on corporate performance and provide an incentive for key executives to remain with the Company for the long-term.

     Awards under the 1995 Stock Incentive Plan are a significant element of the Company's executive compensation program. Compensation derived from share ownership provides a strong incentive to increase shareholder value, since the value of this compensation is determined by changes in the price of the Common Shares over the term of each award. Awards under the 1995 Stock Incentive Plan may take the form of stock options, stock appreciation rights, restricted stock or stock awards. Stock options, the principal form of long-term incentive compensation under the 1995 Stock Incentive Plan, encourage retention because they carry a five-year vesting period and, if not exercised, are generally forfeited if the employee leaves the Company before retirement. In addition, stock options, granted at the fair market value on the date of grant and with terms not to exceed 10 years, are designed to keep management and professional employees oriented to growth over the long-term and not simply to short-term profits. Awards are granted subjectively at the discretion of the Compensation Committee based on a variety of factors, including a recipient's demonstrated past and expected future performances, as well as a recipient's level of responsibility with the Company and his or her ability to affect shareholder value.

     Since the institution of the 1995 Stock Incentive Plan and through December 31, 2001, the Compensation Committee has granted employees 2,878,700 options to purchase Common Shares. Awards granted to the Company's Designated Executive Officers during 2001 are summarized under the captions "Options/SARs Grants in Last Fiscal Year" and "Summary Compensation Table" above. When granting these awards, the Compensation Committee took into account prior grants to these individuals under the 1995 Stock Incentive Plan and determined that the 2001 grants were appropriate and in the best interests of the Company. The Compensation Committee has determined the need for a new stock incentive plan as described in Proposal 3.

     The Company does not have a long-term cash bonus plan in effect. Subject to the approval of the shareholders of Proposal 3, the Company intends to rely on the 2002 Stock Incentive Plan as the sole means of long-term compensation, believing compensation in the form of share ownership increases long-term value for the shareholders while compensating individual employees for superior performance.

  III. Deductibility Cap On Executive Compensation

     Section 162(m) of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), limits the ability of a publicly-held company to take a tax deduction for annual compensation in excess of $1 million paid to its chief executive officer or to any of its four other most highly paid executive officers. However, compensation is exempt from this limit if it qualifies as "performance-based compensation." To preserve this deduction, the Company has designed its incentive plans to constitute "performance-based compensation" and not be counted toward the $1 million limit. However, the 1995 Stock Incentive Plan and the proposed 2002 Stock Incentive Plan allow for the Compensation Committee, in its sole discretion, to grant awards under the plans which do not constitute "performance-based compensation." In the event that certain awards are granted which are not intended to constitute "performance-based compensation," the awards will not be subject to the share limitations applicable to a single individual. Although the Compensation Committee will consider deductibility under section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since Company objectives may not always be consistent with the requirements for full deductibility, the Company and the subsidiaries may enter into compensation arrangements under which payments would not be deductible under section 162(m).

  IV. Chief Executive Officer Compensation

     In 2001, Mr. Taranto's compensation was based on the terms of his Employment Agreement with the Company and Everest Re (see "Employment and Change of Control Agreements--Mr. Taranto" below) and consisted of base salary and non-qualified stock options as set forth in that section. The Compensation Committee also approved a $1,400,000 cash payment to Mr. Taranto under the Executive Performance Annual Incentive Plan for fiscal year 2001 (see "Summary Compensation Table" and "Annual Compensation" above). This performance-based award was calculated as a function of the Company's actual operating earnings per share in 2001 in accordance with a formula previously established by the Compensation Committee.

         Kenneth J. Duffy                             Martin Abrahams

AUDIT COMMITTEE REPORT

     The Audit Committee has reviewed and discussed with management, which has primary responsibility for the financial statements, and with the Company's independent auditors, the audited financial statements for the year ended December 31, 2001 (the "Audited Financial Statements"). In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, the Company's independent auditing firm, the matters required to be discussed by Statement on Auditing Standards No. 61. The Audit Committee also has discussed with management of the Company and with PricewaterhouseCoopers LLP such other matters and received such assurances from them as were deemed appropriate.

     The Audit Committee also has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1, and has discussed with that firm its independence. The Audit Committee has considered whether the performance by PricewaterhouseCoopers LLP of the non-audit services disclosed under "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining their independence.

     Based on the foregoing review and discussions and relying thereon, the Audit Committee has recommended to the Company's Board of Directors the inclusion of the Audited Financial Statements in the Company's Annual Report for the year ended December 31, 2001 on Form 10-K.

     The fees billed to the Company by PricewaterhouseCoopers LLP and its worldwide affiliates in 2001 are as follows:

     Audit Fees: The aggregate fees billed for professional services rendered by the independent auditors for the audit of the Company's financial statements as of and for the year ended December 31, 2001 and the review of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the year were $870,146.

     Financial Information Systems Design and Implementation Fees: The aggregate fees billed for financial information systems design and implementation rendered by the independent auditors during 2001 amounted to $1,102,249. The entire amount was attributable to the conversion of the existing ledger system to PeopleSoft, a project that was completed in 2001.

     All Other Fees: The aggregate fees billed by the independent auditors during 2001 for non-audit and non-information systems related services were $807,718, of which $544,000 was attributable to worldwide tax services.

     PricewaterhouseCoopers LLP used no leased employees on the Company's audit engagement.

         Martin Abrahams       Kenneth J. Duffy        John R. Dunne

PERFORMANCE GRAPH

     The following Performance Graph compares cumulative total shareholder returns on the Common Shares (assuming reinvestment of dividends) from October 3, 1995 (when the Company's shares were first listed on the New York Stock Exchange) through December 31, 2001, with the cumulative total return of the Standard & Poor's 500 Index and the Standard & Poor's Insurance (Property and Casualty) Index.

            [EDGAR REPRESENTATION OF LINE GRAPH IN PRINTED DOCUMENT]

                COMPARISON OF 75 MONTH CUMULATIVE TOTAL RETURN*
               AMONG EVEREST RE GROUP, LTD., THE S&P 500 INDEX AND
                  THE S&P INSURANCE (PROPERTY-CASUALTY INDEX)

                    EVEREST RE GROUP, LTD.   S&P 500     S&P INSURANCE (PROPERTY-CASUALTY)
1010/03/1995                100                100                    100
12/95                       119                106                    106
12/96                       147                130                    129
12/97                       213                174                    188
12/98                       202                224                    175
12/99                       117                271                    130
12/00                       377                246                    203
12/01                       373                217                    187

                                                                   Cumulative Total Return*
                                            ----------------------------------------------------------------------
                                               10/03/1995  12/95   12/96   12/97   12/98    12/99  12/00  12/01
EVEREST RE GROUP, LTD.                             100      119     147     213     202      117    377    373
S&P 500                                            100      106     130     174     224      271    246    217
S&P INSURANCE (PROPERTY-CASUALTY)                  100      106     129     188     175      130    203    187

* $100 INVESTED ON 10/3/95 IN STOCK OR ON 9/30/95 IN INDEX -- INCLUDING REINVESTMENT OF DIVIDENDS. FISCAL YEAR ENDING DECEMBER 31.

RETIREMENT PLAN

     All the executive officers of the Company, with the exception of Mr. Bennett, participate in the Everest Reinsurance Company Retirement Plan (the "Retirement Plan") and in the Supplemental Retirement Plan (the "Supplemental Plan"), both of which are defined benefit pension plans. As an employee of Bermuda Re, Mr. Bennett is not eligible to participate in the Retirement Plan and Bermuda Re does not maintain a defined benefit retirement plan. The Retirement Plan is a tax-qualified plan that determines benefits under a formula that takes into account a participant's years of continuous service and final average earnings with Everest Re and certain affiliates, including during the period of affiliation with the Prudential Insurance Company of America ("Prudential"). The Supplemental Plan is a non-qualified plan that provides benefits that would otherwise be provided under the Retirement Plan formula but for the application of certain limitations on tax-qualified benefits under the Code. The Retirement Plan and the Supplemental Plan are similar to the tax-qualified and supplemental pension plans of Prudential in which the executive officers and other employees of the Company and Everest Re participated prior to the Company's initial public offering. The following table shows the estimated annual pension benefits payable at normal retirement age to a participant under the Retirement Plan and the Supplemental Plan who attains the earnings and service classifications indicated under the plans.

FINAL AVERAGE EARNINGS                             YEARS OF CONTINUOUS SERVICE
----------------------                           -------------------------------
                          5           10          15            20          25           30          35
                      --------     --------    --------     ---------  ----------   ----------  ----------
 $  250,000           $ 23,718     $ 47,436    $ 71,154     $  94,872  $  118,590   $  130,597  $  142,604
    300,000             28,718       57,436      86,154       114,872     143,590      158,097     172,604
    350,000             33,718       67,436     101,154       134,872     168,590      185,597     202,604
    400,000             38,718       77,436     116,154       154,872     193,590      213,097     232,604
    450,000             43,718       87,436     131,154       174,872     218,590      240,597     262,604
    500,000             48,718       97,436     146,154       194,872     243,590      268,097     292,604
    750,000             73,718      147,436     221,154       294,872     368,590      405,597     442,604
  1,000,000             98,718      197,436     296,154       394,872     493,590      543,097     592,604
  1,250,000            123,718      247,436     371,154       494,872     618,590      680,597     742,604
  1,500,000            148,718      297,436     446,154       594,872     743,590      818,097     892,604
  1,750,000            173,718      347,436     521,154       694,872     868,590      955,597   1,042,604
  2,000,000            198,718      397,436     596,154       794,872     993,590    1,093,097   1,192,604
  2,250,000            223,718      447,436     671,154       894,872   1,118,590    1,230,597   1,342,604
  2,500,000            248,718      497,436     746,154       994,872   1,243,590    1,368,097   1,492,604
  2,750,000            273,718      547,436     821,154     1,094,872   1,368,590    1,505,597   1,642,604
  3,000,000            298,718      597,436     896,154     1,194,872   1,493,590    1,643,097   1,792,604

     Benefits shown in the table above are computed as a single-life annuity and reflect a reduction to recognize in part Everest Re's cost of social security benefits. A participant's "final average earnings" under the Retirement Plan will be his or her average annual "earnings" under the plan during the 72 consecutive months of continuous service in which the participant received the greatest amount of earnings out of the final 120 months of continuous service. For this purpose, "earnings" generally includes the participant's base salary, cash bonus payments under the Chief Executive Officer's Bonus Plan, the Executive Performance Annual Incentive Plan and, for participants who held positions equivalent to or senior to that of department vice president when that position existed, cash payments under the Company's Annual Incentive Plan. With respect to cash payments made under the Annual Incentive Plan through December 31, 1999, "earnings" did not include amounts in excess of 50% of salary or $275,000, whichever was greater. Moreover, "earnings" does not include any other compensation set forth in the Summary Compensation Table. Final average earnings and earnings will be determined under the Supplemental Plan in the same manner as under the Retirement Plan, except that a participant's earnings are not subject to the limitations under the Code. "Continuous service" under the Retirement Plan and Supplemental Plan will be the number of years and months worked for Everest Re and certain affiliates, including during the period of affiliation with Prudential.

     The years of continuous service for Mr. Taranto, Mr. Gallagher, Mr. Limauro and Ms. Burak to be taken into account under the Retirement Plan and Supplemental Plan (rounded to the nearest year), as of April 1, 2002, are 7, 27, 29 and 22 respectively. Final average earnings for Mr. Taranto, Mr. Gallagher, Mr. Limauro and Ms. Burak to be taken into account as of April 1, 2002 are $1,964,551, $616,670, $288,769 and $236,609 respectively.

EMPLOYMENT AND CHANGE OF CONTROL AGREEMENTS--MR. TARANTO

     On July 15, 1998, the Company entered into an employment agreement with Mr. Taranto (the "Employment Agreement"). The Employment Agreement became effective on January 1, 2000 and was amended on April 20, 2001 to extend his term of employment from December 31, 2001 to March 31, 2004 unless sooner terminated in accordance with its terms. The Employment Agreement provides for a base salary of $1,000,000 per year and states that Mr. Taranto is eligible to participate in the Executive Performance Annual Incentive Plan. Upon entering into the Employment Agreement in July 1998, Mr. Taranto received non-qualified options under the Company's 1995 Stock Incentive Plan to purchase 150,000 Common Shares as a sign-on bonus. Upon execution of the April 20, 2001 amendment extending the term of his employment, he was granted non-qualified options to purchase 200,000 Common Shares under that plan.

     In connection with the restructuring of the Company in February 2000, Mr. Taranto's Employment Agreement was amended to state that he would be the Chairman and Chief Executive Officer of the Company after the restructuring and that he would provide services to the Company after the restructuring that were comparable to those required under his Employment Agreement prior to the restructuring. As a result, the Company and Everest Holdings are both parties to the Employment Agreement and have co-extensive rights, powers, duties and obligations. The February 2000 amendment made other conforming changes to the Employment Agreement to reflect the restructuring. When the Company established Everest Global as a new Delaware subsidiary to perform administrative and back-office functions for the Company and its insurance subsidiaries, Mr. Taranto became an employee of that company and Everest Global became a party to the Employment Agreement.

     If the Company terminates Mr. Taranto's employment for "due cause" or if he voluntarily terminates his employment other than for "good reason" (as defined in the Employment Agreement), Mr. Taranto will be entitled to his base salary due him through the date of termination. If the Company terminates Mr. Taranto's employment other than for due cause, or if he voluntarily terminates his employment for good reason, the Company will be obligated to pay him, in addition to all base salary accrued through the date of termination, (i) the aggregate amount of base salary from the date of termination and through the end of term and (ii) the aggregate bonus amounts due under the appropriate bonus plans or programs through the end of the term.

     In connection with the execution of the Employment Agreement, the Company and Mr. Taranto also entered into a Change of Control Agreement dated as of July 15, 1998. The Change of Control Agreement provides that if within one year after the occurrence of a material change (as defined in the agreement) Mr. Taranto terminates his employment for any reason, or if the Company terminates Mr. Taranto's employment for any reason other than for due cause (as defined in the agreement), then (a) all of Mr. Taranto's outstanding stock options granted under the Company's stock plans shall immediately vest and become exercisable;
(b) Mr. Taranto shall receive a cash payment equal to the lesser of (i) 2.99 multiplied by Mr. Taranto's annual compensation for the most recent taxable year ending prior to the date of the material change less the value of Mr. Taranto's gross income in the most recent taxable year ending prior to the date of a material change attributable to Mr. Taranto's exercise of stock options, stock appreciation rights and other stock-based awards granted Mr. Taranto by the Company and (ii) 2.99 multiplied by Mr. Taranto's "annualized includible compensation for the base period" as that phrase is defined in Section 280G(d) of the Code; (c) Mr. Taranto shall continue to be covered under the Company's medical and dental insurance plans for a period of three years from the date of termination; (d) Mr. Taranto shall receive "Special Retirement Benefits" in an amount that will equal the retirement benefits he would have received had he continued in the employ of the Company for three years following his termination under the Everest Reinsurance Retirement Plan and any supplemental, substitute or successor retirement plans adopted by the Company. In the event that the benefits Mr. Taranto receives under the Change of Control Agreement cause Mr. Taranto to receive a "Parachute Payment" within the meaning of Section 280G of the Code, Mr. Taranto's benefits will be reduced to an amount that is one dollar less than the amount that would cause a Para-
chute Payment. If an award made under the Change of Control Agreement nevertheless results in an assessment against Mr. Taranto of a "Parachute Tax" pursuant to Section 4999 of the Code, Mr. Taranto shall be entitled to receive an additional amount of money that would put him in the same net tax position had no Parachute Tax been incurred. The Change of Control Agreement will terminate on the earliest of (i) one year following a material change; (ii) termination by Mr. Taranto of his employment with the Company under circumstances not following a material change; (iii) the Company's termination of Mr. Taranto's employment for due cause; or (iv) March 31, 2004, or any date thereafter, with 60 days written notice.

     In connection with the restructuring, Mr. Taranto entered into an amendment to his Change of Control Agreement which provides that transactions with respect to the Company after the restructuring will trigger benefits under the agreement to the same extent as transactions with respect to Everest Holdings prior to the restructuring. Changes were also made in the Change of Control Agreement to take into account the establishment of Everest Global and Mr. Taranto's employment by that company.

EMPLOYMENT AGREEMENT--MR. BENNETT

     On March 23, 2000, Bermuda Re entered into an employment agreement with Mr. Bennett under which he is to serve as the Managing Director and Chief Executive Officer of Bermuda Re from May 1, 2000 until May 1, 2002. The agreement provides for an annual salary of $250,000, plus $5,000 per month as a housing allowance. Mr. Bennett is also eligible to participate in the Company's Annual Incentive Plan, which is entirely discretionary in nature and which may be amended or terminated by the Company at any time. He is also a participant in the Senior Executive Change of Control Plan. (See "Other Change of Control Arrangements".)

     Pursuant to the employment agreement, Mr. Bennett was granted options under the Company's 1995 Stock Incentive Plan to purchase 20,000 Common Shares of the Company. The options will vest twenty percent per year over a five-year period. Also pursuant to the employment agreement, Mr. Bennett is receiving medical insurance, dental insurance and group life insurance and is participating in a qualified defined contribution plan.

     If Bermuda Re terminates Mr. Bennett's employment prior to May 1, 2002 for reasons other than misconduct or a breach of Bermuda Re's policies, a separation payment equivalent to one year's salary will be made and a reasonable allowance will be provided to move his personal possessions back to the United Kingdom. Bermuda Re may terminate Mr. Bennett's employment for cause as defined in the employment agreement at any time during the term of the agreement without prior notice.

OTHER CHANGE OF CONTROL ARRANGEMENTS

     The Company established a Senior Executive Change of Control Plan (the "Change of Control Plan"), effective September 28, 1998. The Change of Control Plan is administered by the Compensation Committee, which selects participants from among the senior executives of the Company and its subsidiaries. Among others, the Compensation Committee has selected Mr. Gallagher, Mr. Limauro and Mr. Bennett to participate in the plan.

     The Change of Control Plan provides that if within two years after the occurrence of a material change (as defined in the plan) a participant terminates his or her employment for good reason (as defined in the plan) or the Company terminates the participant's employment for any reason other than for due cause (as defined in the plan), then (a) all of the participant's outstanding stock options granted under the Company's stock plans shall immediately vest and become exercisable for three months following termination of employment; (b) all restrictions on the participant's restricted stock awarded under the Company's stock plans shall immediately terminate and lapse;
(c) the participant shall receive a cash payment equal to the participant's average salary and annual incentive bonus for the three most recent taxable years (or such shorter period as may be applicable) multiplied by a number between 2 and 2.99 determined by the Compensation Committee (for Mr. Gallagher the number is 2.99 and for Mr. Limauro and Mr. Bennett the number is 2); (d) the participant shall continue to be covered under the Company's medical and dental insurance plans for a period of two years from the date of termination; and (e) the participant shall receive "special retirement benefits" in an amount that will equal the retirement benefits he or she would have received under the Everest Reinsurance Retirement Plan and any supplemental, substitute or successor plans adopted by the Company had he or she continued in the employ of the Company for a period following termination determined by the Compensation Committee. For Mr. Gallagher, the period is the greater of 3 and the number of years necessary to credit service to his 55th birthday, and for Mr. Limauro and Mr. Bennett, the period is 2 years.

CERTAIN TRANSACTIONS WITH DIRECTORS

     Everest National had a business relationship with WorkCare Northwest, Inc. ("WorkCare Northwest"), a company in which Edward B. Galtney holds a 50% interest. Mr. Galtney is the brother of William F. Galtney, Jr. one of the Company's directors. In 2001, Everest National paid commissions in the amount of $3,307,170 and loss control expenses in the amount of $367,463 to WorkCare Northwest for insurance agency services as a program administrator under Everest National's Idaho Workers Compensation Program. This program was cancelled as of July 1, 2001 and is currently in run-off. It is expected that commissions and loss control expenses will continue to be paid to WorkCare Northwest as premium is collected in the future. It is estimated that commissions to be paid in 2002 will be approximately $304,499 and loss control expenses to be paid in 2002 will be approximately $33,833.

               PROPOSAL NO. 2--APPOINTMENT OF INDEPENDENT AUDITORS

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2002 AND THE AUTHORIZATION OF THE BOARD OF DIRECTORS TO SET THE FEES FOR THE INDEPENDENT AUDITORS. PROXIES WILL BE SO VOTED UNLESS SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES.

     The Company's independent auditors are appointed each year at the Annual General Meeting of Shareholders pursuant to the Board's recommendation, which in turn is based on the recommendation of the Audit Committee. In making its recommendation, the Audit Committee reviews both the audit scope and estimated fees for professional services for the coming year. Representatives of PricewaterhouseCoopers LLP will be present at the 2002 Annual General Meeting, will have the opportunity to make a statement if they desire and will be available to respond to appropriate questions of shareholders.

             PROPOSAL NO. 3--APPROVAL OF THE EVEREST RE GROUP, LTD.

                            2002 STOCK INCENTIVE PLAN

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE EVEREST RE GROUP, LTD. 2002 STOCK INCENTIVE PLAN TO BE EFFECTIVE UPON SHAREHOLDER APPROVAL. PROXIES GIVEN BY SHAREHOLDERS OF RECORD WILL BE SO VOTED UNLESS THE SHAREHOLDERS SPECIFY OTHERWISE IN THEIR PROXIES. PROXIES GIVEN BY BENEFICIAL HOLDERS TO SHAREHOLDERS OF RECORD MAY NOT BE SO VOTED UNLESS BENEFICIAL HOLDERS SPECIFY A VOTE FOR APPROVAL IN THEIR PROXIES.

     On February 26, 2002, the Board of Directors adopted the Everest Re Group, Ltd. 2002 Stock Incentive Plan (the "Plan"), subject to approval by the Company's shareholders. The Plan will become effective immediately upon approval by the shareholders. The Board of Directors adopted the Plan to replace the Everest Re Group, Ltd. 1995 Stock Incentive Plan (the "1995 Plan") because the share reserve for the 1995 Plan has been substantially depleted during the past 61/2 years. Upon approval of the proposed Plan by the shareholders, no further awards will be granted under the 1995 Plan. The Board of Directors recommends approval of the Plan by the shareholders because the Board believes it is important for employees and others providing services to the Company and its subsidiaries to have an equity interest in the Company. Following approval by the shareholders, the Company intends to register the shares issued under the Plan with the Securities Exchange Commission (the "SEC"). On March 27, 2002, the closing sale price of the Common Shares as reported on the New York Stock Exchange was $68.65 per share.

     This summary of the material terms of the Plan is qualified in its entirety by the full text of the Plan, a copy of which is set forth as Appendix A to this Proxy Statement.

PLAN ADMINISTRATION

     The Plan will be administered by a committee of the Board of Directors (the "Committee"), which is required under the terms of the Plan to consist of two or more non-employee directors. The Board of Directors has designated the Compensation Committee as the Committee to administer the 2002 Plan. The Committee has the authority to grant and amend, any type or combination of types of awards, whether payable in stock, cash or a combination of the two.

     The Committee may delegate all or any portion of its responsibilities or powers under the Plan to persons selected by it. The Committee may also delegate to officers of the Company discretionary authority with respect to substantial decisions or functions regarding the Plan or awards, including decisions regarding the timing, eligibility, pricing, amount or other terms of an award, provided such awards are not made to insiders, who are defined as persons subject to Section 16 of the Exchange Act.

GENERAL

     The Plan provides for the grant of non-qualified and incentive stock options, stock appreciation rights ("SARs"), restricted stock and stock awards. The purpose of the 2002 Plan is to benefit the Company, its subsidiaries and its shareholders by encouraging high levels of performance by individuals who are key to the success of the Company and its subsidiaries and to enable the Company to attract, motivate and retain talented and experienced individuals essential to its success.

     Awards may be granted under the Plan to any person, including any director of the Company, who is an employee of the Company, or a consultant or advisor who (other than non-employee directors) provides bona fide services for the Company. No determination has been made as to which individuals will receive grants under the Plan and, therefore, the benefits to be allocated to any one individual or to any group of eligible individuals are not presently known.

     As of April 1, 2002, approximately 470 employees of the Company would be eligible to receive awards under the Plan, subject to the power of the Committee to determine the eligible employees and other persons to whom awards would be granted. The total number of shares that may be granted under the Plan is 4,000,000. Any shares allocated to an award under the Plan that expires, lapses or is forfeited or terminated for any reason without issuance of the shares (whether or not cash or other consideration is paid to the participant in respect of such shares) will be available for new awards to be granted under the Plan. No awards may be granted under the Plan after the ten-year anniversary of the effective date of the Plan.

     The following  additional  limitations will apply to awards under the Plan:
(1) no more than 250,000 shares may be issued for restricted stock and stock awards; (2) no more than 350,000 shares may be issued for options and SARs granted to any one individual in any calendar year; and (3) no more than 1,000,000 shares may be issued for options intended to be Incentive Stock Options. The Committee may make awards which are not intended to comply with
Section 162(m) of the Code, which awards will not be subject to the individual limitations in the preceding sentence.

     The shares with respect to which awards may be made under the Plan may be shares that are currently authorized but unissued, or to the extent permitted by applicable law, currently held or subsequently acquired by the Company, including shares purchased in the open market or in private transactions.

     The Committee may grant any combination of stock options (both incentive and non-qualified), SARs, restricted stock or stock awards. The number of shares subject to an award and any other restrictions that are deemed appropriate by the Committee for a particular type of award, to particular individuals or in particular circumstances, will be included in the individual award document reflecting the grant of the award to the recipient and setting forth specific terms and conditions of the award (the "Award Agreement").

     The Plan contains provisions relating to adjustments of the terms of outstanding awards to reflect changes in the Company's capitalization or shares or the occurrence of specified events. The number of shares that may be acquired under the Plan, the maximum number of shares that may be delivered pursuant to awards, and such other terms as are necessarily affected by such specified events are subject to adjustment in the event of a stock dividend, stock split, recapitalization, merger, consolidation (whether or not Everest Re Group, Ltd. is the surviving corporation), reorganization, combination or exchange of Shares or similar events.

     Except as otherwise provided by the Committee, awards under the Plan will only be transferable to the extent designated by the participant by will or by laws of descent and distribution.

STOCK OPTIONS

     The Committee may grant options to purchase shares which may be either incentive stock options or non-qualified stock options. The purchase price of shares under each option must be based on the fair market value of a share on the date the option is granted. Options granted under the Plan will be exercisable in accordance with the terms established by the Committee. The full purchase price of each share purchased upon the exercise of any option must be paid at the time of exercise. The Committee, in its discretion, may impose such conditions, restrictions and contingencies on shares acquired pursuant to the exercise of an option as the Committee determines to be desirable.

     Except as otherwise provided by the Committee, if an employee recipient of a stock option award under the Plan terminates employment with the Company for a reason other than death, disability, or retirement, the holder of the stock option may exercise the stock option at any time within a period of three months after such termination to the extent the stock option was exercisable on the date of such termination. If the employee terminates employment by reason of death, disability or retirement, the employee may exercise the stock option at any time within a period of three years after such termination to the extent the stock option was exercisable on the date of such termination. In no event, however, may any stock option be exercised by any person after its expiration date.

STOCK APPRECIATION RIGHTS

     The Committee may grant an SAR in connection with all or any portion of an option as well as independent of any option grant. An SAR entitles the participant to receive the amount by which the fair market value of a specified number of shares on the exercise date exceeds an exercise price established by the Committee. The excess amount will be payable in shares, in cash or in a combination thereof, as determined by the Committee. The Committee, in its discretion, may impose such conditions, restrictions and contingencies on the shares acquired pursuant to the exercise of an SAR as the Committee determines to be desirable.

OTHER STOCK AWARDS

     The Committee may grant stock awards (a grant of shares as payment of a bonus, as payment of any other compensation obligation, upon the occurrence of a special event or as otherwise determined by the Committee) and restricted stock (a grant of shares with such shares or rights being made subject to a risk of forfeiture or other restrictions that lapse upon the achievement of one or more goals relating to completion of service by the participant, as determined by the Committee). Recipients of restricted stock may have voting rights and may receive dividends on the granted shares prior to the time the restrictions lapse.

PAYMENT PROVISIONS

     The Plan permits the payment of the option exercise price or award price in cash or, at the Committee's discretion, with shares valued at their fair market value, or with a combination of such shares and cash. Shares may only be used for payment, however, if they have been held by the participant for at least six months (or such other period as may be required by the Committee) and meet any other requirements established by the Committee. Other lawful consideration, which may include a promissory note as may be approved by the Committee, may also be applied to the purchase or exercise price of an award under the Plan, to the extent authorized by the Committee and as may be permitted under relevant state or Bermuda law.

     Shares held by a participant may also be used to discharge tax withholding obligations related to the exercise of options or the receipt of other awards to the extent authorized by the Committee.

CHANGE IN CONTROL

     In the event of a "Change in Control" of the Company (as defined in the Plan), in addition to any action required or authorized by the terms of an Award Agreement, the Committee may, in its sole discretion, recommend that the

     Board of Directors take any of the following actions as a result, or in anticipation, of any such event to assure fair and equitable treatment of participants:

     o accelerate time periods for purposes of vesting in, or realizing gain from, any outstanding award made pursuant to the Plan;

     o offer to purchase any outstanding award made pursuant to the Plan from the holder for its equivalent cash value, as determined by the Committee, as of the date of the Change of Control; or

     o make adjustments or modifications to outstanding awards as the Committee deems appropriate to maintain and protect the rights and interests of participants following such Change of Control.

     Any such action approved by the Board of Directors shall be conclusive and binding on the Company and all participants.

AMENDMENT AND TERMINATION

     The Board of Directors may at any time amend, suspend or discontinue the Plan, in whole or in part. The Committee may at any time alter or amend any or all Award Agreements under the Plan to the extent permitted by law, but no such alteration or amendment shall impair the rights of any holder of an award without the holder's consent.

UNITED STATES INCOME TAX CONSEQUENCES OF THE PLAN

     The following paragraphs provide a general summary of the U.S. federal income tax consequences of the Plan based upon current law, which is subject to change. State, local or foreign tax consequences are beyond the scope of this summary. In addition, this summary is necessarily general and does not describe all possible federal income tax effects to particular recipients of awards under the Plan or to the Company in all circumstances.

     NON-QUALIFIED STOCK OPTIONS

     The grant of a non-qualified option will not result in taxable income to the participant. Except as described below, the participant will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the shares acquired over the exercise price for those shares. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise. Special rules will apply if the participant uses previously owned shares to pay some or all of the option exercise price.

     The exercise of a non-qualified stock option through the delivery of previously acquired stock will generally be treated as a non-taxable, like-kind exchange as to the number of shares surrendered and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gains purposes, the same holding period as the shares that are given up. The value of the shares received upon such an exchange that are in excess of the number given up will be includible as ordinary income to the participant at the time of exercise. The excess shares will have a new holding period for capital gain purposes and a basis equal to the value of such Shares determined at the time of exercise.

     INCENTIVE STOCK OPTIONS

     The grant of an incentive stock option will not result in taxable income to the participant. The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of the Company during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled, as that term is defined in the Code).

     The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant's alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant's alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise.

     If the participant does not sell or otherwise dispose of the stock within two years from the date of the grant of the incentive stock option or within one year after the transfer of such stock to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

     If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the participant will recognize no income and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

     The exercise of an incentive stock option through the exchange of previously acquired stock will generally be treated in the same manner as such an exchange would be treated in connection with the exercise of a non-qualified stock option; that is, as a non-taxable, like-kind exchange as to the number of shares given up and the identical number of shares received under the option. That number of shares will take the same basis and, for capital gain purposes, the same holding period as the shares that are given up. However, such holding period will not be credited for purposes of the one-year holding period required for the new shares to receive incentive stock option treatment. Shares received in excess of the number of shares given up will have a new holding period and will have a basis of zero or, if any cash was paid as part of the exercise price, the excess shares received will have a basis equal to the amount of the cash. If a disqualifying disposition (a disposition before the end of the applicable holding period) occurs with respect to any of the shares received from the exchange, it will be treated as a disqualifying disposition of the shares with the lowest basis.

     If the exercise price of an incentive stock option is paid with shares acquired through a prior exercise of an incentive stock option, gain will be realized on the shares given up (and will be taxed as ordinary income) if those shares have not been held for the minimum incentive stock option holding period (two years from the date of grant and one year from the date of transfer), but the exchange will not affect the tax treatment, as described in the immediately preceding paragraph, of the shares received.

     STOCK APPRECIATION RIGHTS

     The grant of an SAR will not result in taxable income to the participant. Upon exercise of an SAR, the amount of cash or the fair market value of shares received will be taxable to the participant as ordinary income. Gains and losses realized by the participant upon disposition of any such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of exercise.

     RESTRICTED STOCK AND OTHER STOCK AWARDS

     A participant who has been granted a restricted stock award will not realize taxable income at the time of grant, assuming that the restrictions constitute a "substantial risk of forfeiture" for U.S. income tax purposes. Upon the vesting of shares subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the participant. A participant may elect pursuant to section 83(b) of the Code to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date.

     A participant who receives a stock award, which is not subject to a "substantial risk of forfeiture" will be taxed based on the value of the stock on the date of the award.

     WITHHOLDING OF TAXES

     The Company may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, participants may have shares withheld from awards or may tender previously owned shares to the Company to satisfy tax withholding requirements. The shares withheld from awards may only be used to satisfy the Company's minimum statutory withholding obligation.

     TAX DEDUCTION

     Everest Re Group, Ltd. is not subject to U.S. income taxes. However, if an award is granted to a participant employed by a subsidiary that is a U.S. taxpayer, the subsidiary will be entitled to a deduction equal to the amount of income includible in the participant's income.

     A U.S. income tax deduction will generally be unavailable for annual compensation in excess of $1 million paid to any of the five most highly compensated officers of a public corporation. However, amounts that constitute "performance-based compensation" are not counted toward the $1 million limit. If a U.S. subsidiary has an employee who is among the five most highly compensated officers, that subsidiary's deduction will be subject to this limit. To preserve the deduction for its U.S. subsidiary, the Company has designed the Plan to enable awards thereunder to constitute "performance-based compensation" and not be counted toward the $1 million limit. The Plan provides that the Committee, in its sole discretion, may grant awards which are not intended to constitute "performance-based compensation."

     CHANGE IN CONTROL

     Any acceleration of the vesting or payment of awards under the Plan in the event of a Change in Control in the Company may cause part or all of the consideration involved to be treated as an "excess parachute payment" under the Code, which may subject the participant to a 20% excise tax and preclude deduction by a subsidiary.

     TAX ADVICE

     The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. income tax aspects of the Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the Plan. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.

                         MISCELLANEOUS--GENERAL MATTERS

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's executive officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the SEC and the New York Stock Exchange. Executive officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of the forms it has received and written representations that no other reports were required, the Company believes that all of its officers, directors and greater than ten percent beneficial owners have filed with the SEC on a timely basis all required forms with respect to transactions during fiscal year 2001.

SHAREHOLDER PROPOSALS FOR THE 2003 ANNUAL GENERAL MEETING OF SHAREHOLDERS

     To be considered for inclusion in the Company's Proxy Statement relating to the 2003 Annual General Meeting of Shareholders, a shareholder proposal must be received by the Secretary of the Company in proper form at the Company's registered office at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda no later than December 12, 2002.

     The proxy solicited by the Board of Directors relating to the 2003 Annual General Meeting of Shareholders shall confer discretionary authority to vote on a shareholder proposal if the Secretary of the Company receives notice of that proposal after February 25, 2003.

     Shareholders who intend to nominate persons for election as directors at general meetings must comply with the advance notice procedures set forth in the Bye-Laws of the Company in order for such nominations to be properly brought before that general meeting. These advance notice procedures require that written notice of a shareholder's intent to make such a nomination at the 2003 Annual General Meeting of Shareholders must be received by the Secretary of the Company between November 12, 2002 and December 12, 2002.

PROXY SOLICITATIONS

     The expense of this proxy solicitation will be borne by the Company. In addition to solicitation by mail, proxies may be solicited in person or by telephone, telegraph or facsimile by directors or officers who are employees of the Company and its subsidiaries without additional compensation. In addition, Georgeson Shareholder will provide solicitation services to the Company for a fee of approximately $5,000 plus out-of-pocket expenses. The firm will solicit proxies by personal interview, telephone, telegraph and mail. The Company will, on request, reimburse shareholders of record who are brokers, dealers, banks or voting trustees, or their nominees, for their reasonable expenses in sending proxy materials and annual reports to the beneficial owners of the shares they hold of record.

TRANSFER AGENT AND REGISTRAR

     The Company has appointed EquiServe Trust Company, N.A. to serve as transfer agent, registrar and dividend paying agent for the Common Shares. Correspondence relating to any share accounts or dividends should be addressed to:

         EquiServe Trust Company, N.A.
         P.O. Box 2500
         Jersey City, NJ 07303-2500
         (800) 446-2617

     All transfers of certificates for Common Shares should also be mailed to the above address.

                                       By Order of the Board of Directors
                                       Joseph A. Gervasi
April 11, 2002                         SECRETARY

                                   APPENDIX A


                             EVEREST RE GROUP, LTD.
                            2002 STOCK INCENTIVE PLAN

SECTION 1.    ESTABLISHMENT AND PURPOSE

     The purpose of the Everest Re Group, Ltd. 2002 Stock Incentive Plan (the "Plan") is to benefit the Corporation, its Subsidiaries, and its shareholders by encouraging high levels of performance by individuals who are key to the success of the Corporation and its Subsidiaries and to enable the Corporation and its Subsidiaries to attract, motivate and retain talented and experienced individuals essential to their success. This is to be accomplished by providing such eligible individuals an opportunity to obtain or increase their proprietary interest in the Corporation's performance and by providing such individuals with additional incentives to remain with the Corporation and its Subsidiaries.

SECTION 2.    DEFINITIONS

     The following terms, used herein, shall have the meaning specified:

         (a) "AWARD" means any award or benefit granted under the terms of the Plan.

         (b) "AWARD AGREEMENT" means an agreement described in Section 6 hereof entered into between the Corporation and a Participant, setting forth the terms and conditions applicable to the Award granted to the Participant.

         (c)  "BOARD  OF  DIRECTORS"   means  the  Board  of  Directors  of  the
Corporation as it may be comprised from time to time.

         (d) "CODE" means the Internal Revenue Code of 1986, and any successor statute, and the regulations promulgated thereunder, as it or they may be amended from time to time.

         (e)  "COMMITTEE" means the Committee as defined in Section 8.

         (f) "CORPORATION" means Everest Re Group, Ltd., and any successor corporation.

         (g)  "EFFECTIVE DATE" means the Effective Date as defined in Section
15.

         (h) "EMPLOYEE" means officers and other key employees of the Corporation or a Subsidiary, but excludes directors of the Corporation who are not also employees of the Corporation or a Subsidiary. "Employee" includes consultants and advisors that provide bona fide services to the Corporation or a Subsidiary, provided that such services are not in connection with the offer or sale of securities of the Corporation or a Subsidiary in a capital-raising transaction.

         (i) "EXCHANGE ACT" means the Securities Exchange Act of 1934, and any successor statute, as it may be amended from time to time.

         (j) "EXERCISE PRICE" means a purchase or exercise price established by the Committee at the time an Option or an SAR is granted.

         (k) "FAIR MARKET VALUE" means, unless otherwise provided in the Award Agreement, the average of the highest and lowest sale price of the Stock as reported on the Composite Transaction Tape of the New York Stock Exchange (or on such other exchange, if any, on which the Stock is traded) on the relevant date, or if no sale of the Stock is reported for such date, the next preceding day for which there is a reported sale. If the Stock is not traded on any such exchange, Fair Market Value shall be as determined in the Award Agreement, or as may be determined in good faith by the Committee. In no event shall the Fair Market Value be less than the prevailing par value of a share to be issued under the Plan.

         (l) "INCENTIVE STOCK OPTION" means an option that is intended to satisfy the requirements applicable to an "incentive stock option" described in
Section 422(b) of the Code.

         (m)  "INSIDER" means any person who is subject to "Section 16."

         (n) "OPTION" means an Award granted under the Plan that entitles the Participant, for a certain period of time, to purchase shares of Stock at an Exercise Price established by the Committee.

         (o) "PARTICIPANT" means any Employee who has been granted an Award pursuant to this Plan.

         (p) "SECTION 16" means Section 16 of the Exchange Act, and any successor statutory provision, and the rules promulgated thereunder, as it or they may be amended from time to time.

         (q) "STOCK" means shares of common stock (class of common shares) of the Corporation, par value $.01 per share, or any security of the Corporation issued in substitution, exchange or lieu thereof.

         (r) "SUBSIDIARY" means any corporation in which the Corporation, directly or indirectly, controls 50% or more of the total combined voting power of all classes of such corporation's stock.

         (s) "TEN-PERCENT SHAREHOLDER" means any person who owns, directly or indirectly, on the relevant date securities representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Corporation or of its parent. For purposes of applying the foregoing ten percent (10%) limitation, the rules of Code Section 424(d) shall apply.

SECTION 3.    ELIGIBILITY

     Persons eligible for Awards shall consist of Employees who hold positions of significant responsibilities with the Corporation and/or a Subsidiary or whose performance or potential contribution, in the judgment of the Committee, will benefit the future success of the Corporation and/or a Subsidiary.

SECTION 4.    AWARDS

     The Committee may grant any of the types of Awards enumerated in paragraphs
(a) through (d) of this Section 4, either singly, in tandem or in combination with other types of Awards, as the Committee may in its sole discretion determine:

         (a) NON-QUALIFIED STOCK OPTIONS. The grant of an Option entitles the Participant to purchase a specific number of shares of Stock at an Exercise Price established by the Committee. Any Option granted under this Section 4 may either be an incentive stock option or a non-qualified stock option. A Non-qualified Stock Option is an Option that is not intended to be an "incentive stock option" as described in section 422(b) of the Code. All Non-qualified Stock Options granted under the Plan shall expire not later than ten (10) years after grant, and shall have an Exercise Price equal to 100% of the Fair Market Value of the Stock on the date the option is granted.

         (b) INCENTIVE STOCK OPTIONS. An Incentive Stock Option is an Option that is intended to satisfy the requirements applicable to an "incentive stock option" as described in section 422(b) of the Code. All Incentive Stock Options granted under the Plan shall be subject to the following:

              (i) The aggregate fair market value (determined at the time of the grant of the Award) of the shares of Stock subject to Incentive Stock Options, which are exercisable by one person for the first time during a particular calendar year, shall not exceed $100,000.

              (ii) No Incentive Stock Option may be granted under this Plan on or after the tenth anniversary of the date this Plan is adopted, or the date this Plan is approved by shareholders, whichever is earlier.

              (iii) No Incentive Stock Option may be exercisable more than:

                   A. in the case of an Employee who is not a Ten-Percent Shareholder on the date that the option is granted, ten (10) years after the date the option is granted, and

                   B.  in  the  case  of  an  Employee  who  is  a   Ten-Percent
              Shareholder on the date the option is granted, five (5) years after the date the option is granted.

              (vi) The exercise price of any Incentive Stock Option shall be no less than:

                   A. in the case of an Employee who is not a Ten-Percent Shareholder on the date that the option is granted, the Fair Market Value of the Stock subject to the option on such date; and

                   B.  in  the  case  of  an  Employee  who  is  a   Ten-Percent
              Shareholder on the date that the option is granted, 110% of the Fair Market Value of the Stock subject to the option on such date

              (v) No Incentive Stock Option shall be granted to an individual who is an Employee by virtue of being a consultant or advisor.

         (c) STOCK APPRECIATION RIGHTS. A stock appreciation right ("SAR") is a right to receive, upon surrender of the right, an amount payable in cash or in shares of Stock, which may be Restricted Stock.

              (i) The amount payable with respect to each SAR shall be equal in value to the excess, if any, of the Fair Market Value of a specified number of shares of Stock on the exercise date (or on such other date or dates set forth in the Award Agreement) over the Exercise Price relative to such shares, as may be established by the Committee.

              (ii) In the case of an SAR granted with respect to an Incentive Stock Option to an Employee who is a Ten-Percent Shareholder on the date of such Award, the Exercise Price shall not be less than 110% of the Fair Market Value of a share of Stock on the date the Award is made.

         (d) RESTRICTED STOCK AND STOCK AWARDS.

              (i) Restricted Stock is Stock that is issued to a Participant and is subject to a substantial risk of forfeiture or other restrictions on transfer and/or such other restrictions on incidents of ownership as the Committee may determine, where such restrictions will lapse upon achievement of one or more goals relating to the completion of services by the Participant or achievement of other objectives as may be determined by the Committee. A certificate for the shares of Restricted Stock, which certificate shall be registered in the name of the Participant, shall bear an appropriate restrictive legend and shall be subject to appropriate stop-transfer orders; provided, that the certificates representing shares of Restricted Stock shall be held in custody by the Corporation until the restrictions relating thereto otherwise lapse, and; provided further, that the Participant shall deliver to the Corporation a stock power (instrument of transfer) endorsed in blank relating to the Restricted Stock as soon as practicable following the date of grant.

              (ii) Stock Awards shall be any compensation grant to a Participant that provides for payment to a Participant in shares of Stock.

              (iii) Restricted Stock and Stock Awards may be issued at the time of grant, upon the exercise of an SAR, Option or other right, as payment of a bonus, as payment of any other compensation obligations, upon the occurrence of a future event, at a specified time in the future or as otherwise determined by the Committee. The period during which Restricted Stock is subject to restrictions may commence prior to the actual transfer of Restricted Stock to a Participant if so specified in the Award Agreement.

         (e) PAYMENT OF OPTION EXERCISE PRICE. The payment of the Exercise Price of an Option granted under this Section 4 shall be subject to the following:

              (i) Subject to the following provisions of this subsection 4(e), the full Exercise Price for shares of stock purchased on the exercise of an Option shall be paid at the time of such exercise.

              (ii) The Exercise Price of the Stock subject to the Option may be paid in cash. At the discretion of the Committee, the purchase price may also be paid by the tender, by actual delivery of shares or by attestation, of Stock owned for at least six months by the holder of the option (the value of such Stock shall be its Fair Market Value on the date of exercise), through a combination of Stock and cash, or through such other means as the Committee determines are consistent with the Plan's purpose and relevant state or Bermuda law. No fractional shares of Stock will be issued or accepted.

              (iii) Without limiting the foregoing, to the extent permitted by law (including relevant state or Bermuda law), (A) the Committee may agree to accept as full or partial payment of the Exercise Price of Stock issued upon exercise of options, a promissory note of the Participant evidencing the Participant's obligation to make future cash payments to the Corporation, which promissory notes shall be payable as determined by the Committee (but in no event later than five (5) years after the date thereof), shall be secured by a pledge of the shares of Stock purchased, and shall bear interest at a rate established by the Committee and (B) the Committee may also permit Participants, either on a selective or aggregate basis, to simultaneously exercise Options and sell the shares of Stock thereby acquired, pursuant to a brokerage or similar arrangement approved in advance by the Committee, and use the proceeds from such sale as payment of the Exercise Price of such Stock.

SECTION 5.    SHARES OF STOCK AND OTHER STOCK-BASED AWARDS AVAILABLE UNDER PLAN

         (a) The Stock which may be issued pursuant to an Award under the Plan may be shares currently authorized but unissued or currently held or subsequently acquired by the Corporation, including shares purchased in the open market or in private transactions.

         (b) Subject to the adjustment provisions of Section 9 hereof, the maximum number of shares that may be delivered to Participants and their beneficiaries under the Plan shall be equal to 4,000,000 shares of Stock.

         (c) Subject to the adjustment provisions of Section 9 hereof, the following additional maximums are imposed on the Plan

              (i) The maximum number of shares of Stock that may be issued pursuant to Options intended to be Incentive Stock Options shall be 1,000,000 shares.

              (ii) The aggregate maximum number of shares of Stock that may be covered by Awards granted to any one individual pursuant to Section 4 relating to Options and SARs, shall be 350,000 shares during any one calendar-year period. Notwithstanding the preceding sentence, or any other provision of the Plan, the Committee, in its sole discretion, may make Awards under the Plan which are not intended to satisfy the "performance-based" compensation exception of Section 162(m) of the Code and regulations thereunder, which Awards shall not be subject to the individual limits set forth in the preceding sentence.

              (iii) The maximum number of shares of Stock that may be issued in conjunction with Awards granted pursuant to Section 4 relating to Restricted Stock and Stock Awards shall be 250,000 shares plus any shares that are reacquired by the Company pursuant to paragraph 5(d) that were previously subject to a Restricted Stock Award or Stock Award.

         (d) To the extent that any shares of Stock covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the shares of Stock are not delivered because the Award is settled in cash or used to satisfy the applicable tax withholding obligation, such shares shall be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

         (e) If the Exercise Price of any Option granted under the Plan is satisfied by tendering shares of Stock to the Corporation (by either actual delivery or by attestation), only the number of shares of Stock issued net of the shares of Stock tender shall be deemed delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan.

         (f) For the purposes of computing the total number of shares of Stock granted under the Plan, the following rules shall apply to Awards payable in
Stock:

              (i) each Option shall be deemed to be the equivalent of the maximum number of shares of Stock that may be issued upon exercise of the particular Option;

              (ii) where one or more types of Awards (both of which are payable in Stock) are granted in tandem with each other, the number of shares of Stock shall be deemed to be the greater of the number of shares that would be counted if one or the other Award alone was outstanding.

Additional rules for determining the number of shares of Stock granted under the Plan may be adopted by the Committee, as it deems necessary and appropriate.

SECTION 6.    AWARD AGREEMENTS

     Each Award under the Plan shall be evidenced by an Award Agreement setting forth the number of shares of Stock and/or SARs subject to the Award and such other terms and conditions applicable to the Award, as determined by the Committee, not inconsistent with the terms of the Plan. The Committee may, but need not require that the Participant sign a copy of such document. Such document is referred to as the Award Agreement regardless of whether any Participant signature is required. In the event that the Committee requires that the Participant execute and return the Award Agreement, no person shall have any rights under the Award unless and until the Participant to whom such Award shall have been granted shall have executed and delivered to the Company the Award Agreement; provided, however, the execution and delivery of such an Award Agreement shall not be a precondition to the granting of such Award. By executing the Award Agreement, or submitting an option exercise form (whether or not the Award Agreement required execution) a Participant shall be deemed to have accepted and consented to any action taken under the Plan by the Committee, the Board of Directors or their delegates.

         (a) Award Agreements shall include the following terms:

              (i) NON-ASSIGNABILITY. Unless otherwise specifically provided for by the Committee, a provision that no Award shall be assignable or transferable except by will or by the laws of descent and distribution and that, during the lifetime of a Participant, the Award shall be exercised, if exercisable, only by such Participant or by his or her guardian or legal representative.

              (ii) TERMINATION OF EMPLOYMENT. A provision describing the treatment of an Award in the event of the retirement, disability, death or other termination of a Participant's employment with the Corporation or a Subsidiary, including but not limited to terms relating to the vesting, time for exercise, forfeiture or cancellation of an Award in such circumstances. Participants who terminate employment prior to the satisfaction of applicable conditions and restrictions associated with their Award(s) may be entitled to such Award(s) as and to the extent determined by the Committee. A provision that for purposes of the Plan
         (A) a transfer of an Employee from the Corporation to a Subsidiary or affiliate of the Corporation, whether or not incorporated, or vice versa, or from one Subsidiary or affiliate of the Corporation to another, and (B) a leave of absence, duly authorized in writing by the Corporation, shall not be deemed a termination of employment, except as otherwise required by applicable law, as determined by the Committee, in order to preserve the status of an option as an Incentive Stock Option.

              (iii) RIGHTS AS A SHAREHOLDER. A provision that a Participant shall have no rights as a shareholder with respect to any Stock covered by an Award until the date the Participant becomes the holder of record. Except as provided in Section 9 hereof, no adjustment shall be made for dividends or other rights, unless the Award Agreement specifically requires such adjustment.

              (iv) WITHHOLDING. A provision requiring the withholding of applicable taxes required by law from all amounts paid to the holder of an Award in satisfaction of such Award. In the case of an Award paid in cash, the withholding obligation shall be satisfied by withholding the applicable amount and paying the net amount in cash to the Participant. In the case of Awards paid in shares of Stock, a Participant may satis-fy the withholding obligation by paying the amount of any taxes in cash or, with the approval of the Committee, shares of Stock may be deducted from the payment to satisfy the obligation in full or in part. The amount of the withholding and the number of shares of Stock to be deducted shall be determined by the Committee with reference to the Fair Market Value of the Stock when the withholding is required to be made; PROVIDED, HOWEVER, the amount of Stock so deducted shall not exceed the minimum required withholding obligation.

              (v) TREATMENT OF OPTION. Each Award of an option shall state whether or not it is intended to constitute an Incentive Stock Option.

              (vi) MINIMUM EXERCISE. No option may be exercised for less than the lesser of 50 shares of Stock or the full number of shares of Stock for which the option is then exercisable.

         (b) Award Agreements may include the following terms:

              (i) REPLACEMENT, SUBSTITUTION AND RELOADING. Any provisions (A) permitting the surrender of outstanding Awards or securities held by the Participant in order to exercise or realize rights under other Awards, or in exchange for the grant of new Awards under similar or different terms (including the grant of reload options) or (B) requiring holders of Awards to surrender outstanding Awards as a condition precedent to the grant of new Awards under the Plan.

              (ii) OTHER TERMS. Such other terms as the Committee may determine are necessary, and appropriate to effect an Award to the Participant, including, but not limited to, the term of the Award, vesting provisions, any requirements for continued employment with the Corporation or a Subsidiary, any other restrictions or conditions (including performance requirements) on the Award and the method by which restrictions or conditions lapse, the effect on the Award of a change in control of the Corporation or an employing Subsidiary, the price, amount or value of Awards, and the terms, if any, pursuant to which a Participant may elect to defer the receipt of cash or Stock under an Award.

SECTION 7.    AMENDMENT AND TERMINATION

     The Board of Directors may at any time amend, suspend or discontinue the Plan, in whole or in part. The Committee may at any time alter or amend any or all Award Agreements under the Plan to the extent permitted by law, but no such alteration or amendment shall impair the rights of any holder of an Award without the holder's consent. Adjustments pursuant to Section 9 shall not be subject to the foregoing limitations of this Section 7.

SECTION 8.    ADMINISTRATION

         (a) The Plan and all Awards granted pursuant thereto shall be administered by a committee of the Board of Directors (the "Committee"), which Committee shall consist of not less than two (2) members of such Board of Directors who are not employees of the Corporation or any Subsidiary. The members of the Committee shall be designated by the Board of Directors. If the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.

         (b) The Committee shall have the authority and discretion to interpret and administer the Plan, to establish, amend and rescind any rules and regulations relating to the Plan and to determine the terms and provisions of any Award Agreement made pursuant to the Plan. All questions of interpretation with respect to the Plan, the number of shares of Stock or other security, SARs, or rights granted and the terms of any Award Agreements, including the timing, pricing, and amounts of Awards, shall be determined by the Committee, and its determination shall be final and conclusive upon all parties in interest. In the event of any conflict between an Award Agreement and this Plan, the terms of this Plan shall govern.

         (c) Except to the extent prohibited by applicable law or the applicable rules of a stock exchange, the Committee may delegate to the officers or employees of the Corporation and its Subsidiaries the authority to execute and deliver such instruments and documents, to do all such acts and things, and to take all such other steps deemed necessary, advisable or convenient for the effective administration of the Plan in accordance with its terms and purpose, except that the Committee may not delegate any discretionary authority with respect to substantive decisions or functions regarding the Plan or Awards thereunder as these relate to Insiders, including, but not limited to, decisions regarding the timing, eligibility, pricing, amount or other material terms of such Awards. Any such delegation may be revoked by the Committee at any time.

         (d) To the extent that the Committee determines that the restrictions imposed by the Plan preclude the achievement of the material purposes of the Awards in jurisdictions outside the United States, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

SECTION 9.    ADJUSTMENT PROVISIONS

         (a) In the event of any change in the outstanding shares of Stock by reason of a stock dividend or split, recapitalization, merger or consolidation (whether or not the Corporation is a surviving corporation), reorganization, combination or exchange of shares or other similar corporate changes or an extraordinary dividend paid in cash or property, the number of shares of Stock (or other securities) then remaining subject to this Plan, and the maximum number of shares that may be issued to anyone pursuant to this Plan, including those that are then covered by outstanding Awards, shall (i) in the event of an increase in the number of outstanding shares, be proportionately increased and the price for each share then covered by an outstanding Award shall be proportionately reduced, and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced and the price for each share then covered by an outstanding Award shall be proportionately increased.

         (b) In the event the adjustments described in clauses (i) and (ii) of paragraph a of this Section 9 are inadequate to ensure equitable treatment of any Award holder, then, to the extent permissible under applicable law, the Committee shall make any further adjustments as it deems necessary to ensure equitable treatment of any holder of an Award as the result of any transaction affecting the securities subject to the Plan or as is required or authorized under the terms of any applicable Award Agreement.

         (c) The existence of the Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board of Directors or the shareholders of the Corporation to make or authorize any adjustment, recapitalization, reorganization or other capital structure of its business, any merger or consolidation of the Corporation, any issue of bonds, debentures, preferred or prior preference stock or shares ahead of or affecting the Stock or the rights thereof, the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding.

SECTION 10.   CHANGE OF CONTROL

         (a) In the event of a "Change in Control" of the Corporation (defined below), in addition to any action required or authorized by the terms of an Award Agreement, the Committee may, in its sole discretion, recommend that the Board of Directors take any of the following actions as a result, or in anticipation, of any such event to assure fair and equitable treatment of
Participants:

              (i) accelerate time periods for purposes of vesting in, or realizing gain from, any outstanding Award made pursuant to this Plan;

              (ii) offer to purchase any outstanding Award made pursuant to this Plan from the holder for its equivalent cash value, as determined by the Committee, as of the date of the change of control; or

              (iii) make adjustments or modifications to outstanding Awards as the Committee deems appropriate to maintain and protect the rights and interests of Participants following such change of control.

     Any such action approved by the Board of Directors shall be conclusive and binding on the Corporation and all Participants.

         (b) For purposes of this Section, a Change of Control shall mean the occurrence of any of the following:

              (i) A tender offer or exchange offer whereby the effect of such offer is to take over and control the affairs of the Corporation, and such offer is consummated for the ownership of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding voting securities.

              (ii) The Corporation is merged, amalgamated or consolidated with another corporation and, as a result of such merger or consolidation, less than seventy-five percent (75%) of the outstanding voting securities of the surviving or resulting corporation shall then be owned in the aggregate by the former shareholders of the Corporation, other than affiliates within the meaning of the Exchange Act or any party to such merger, amalgamation or consolidation.

              (iii) The Corporation transfers substantially all of its assets to another corporation or entity that is not a wholly-owned subsidiary of the Corporation.

              (iv) Any person (as such term is used in Sections 3(a)(9) and 13(d)(3) of the Exchange Act) is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing twenty-five percent (25%) or more of the combined voting power of the Corporation's then outstanding securities, and the effect of such ownership is to take over and control the affairs of the Corporation.

              (v) As the result of a tender offer, merger, amalgamation, consolidation, sale of assets, or contested election, or any combination of such transactions, the persons who were members of the Board of Directors of the Corporation immediately before the transaction, cease to constitute at least a majority thereof.

SECTION 11.   GENERAL RESTRICTIONS

     Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:

         (a) Notwithstanding any other provision of the Plan, the Corporation shall have no liability to deliver any shares of Stock under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act of 1933), and the applicable requirements of any securities exchange or similar entity.

         (b) To the extent that the Plan provides for issuance of stock certificates to reflect the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.

         (c) Notwithstanding any other provision of the Plan, any Option granted to a person who is a "non-exempt" Employee under the Fair Labor Standards Act of 1938, as amended, shall have an Exercise Price of not less than 85% of the Fair Market Value of the Stock on the date of grant, and shall not be exercisable for at least six months after the date of grant (except that such Option shall become exercisable, as may be determined by the Board, upon the Participant's death, disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).

SECTION 12.   UNFUNDED PLAN

     The Plan shall be unfunded. Neither the Corporation, a Subsidiary, nor the Board of Directors shall be required to segregate any assets that may at any time be represented by Awards made pursuant to the Plan. Neither the Corporation, a Subsidiary, the Committee, nor the Board of Directors shall be deemed to be a trustee of any amounts to be paid under the Plan.

SECTION 13.   LIMITS OF LIABILITY

         (a) Any liability of the Corporation or a Subsidiary to any Participant with respect to an Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

         (b) Neither the Corporation nor a Subsidiary, nor any member of the Board of Directors or of the Committee, nor any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability to any party for any action taken or not taken in good faith under the Plan except as may be expressly provided by statute.

SECTION 14.   RIGHTS OF EMPLOYEES

         (a) Status as an eligible Employee shall not be construed as a commitment that any Award will be made under this Plan to such eligible Employee or to eligible Employees generally.

         (b) Nothing contained in this Plan or in any Award Agreement (or in any other documents related to this Plan or to any Award or Award Agreement) shall confer upon any Employee or Participant any right to continue in the employ or other service of the Corporation or a Subsidiary or constitute any contract or limit in any way the right of the Corporation or a Subsidiary to change such person's compensation or other benefits or to terminate the employment or other service of such person with or without cause.

SECTION 15.   DURATION

     The Board of Directors adopted the Plan subject to the approval of the shareholders of the Corporation at the Corporation's 2002 annual meeting of its shareholders on May 22, 2002. The date of such shareholder approval shall be the "Effective Date" of the Plan. The Plan shall remain in effect until all Awards under the Plan have been exercised or terminated under the terms of the Plan and applicable Award Agreements, provided that Awards under the Plan may only be granted within ten years from the Effective Date of the Plan.

                                   P R O X Y

                                      PROXY

                             EVEREST RE GROUP, LTD.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints J.V. Taranto, S.L. Limauro, and J.A. Gervasi, and each of them, as proxies of the undersigned, each with full power to act without the others and with full power of substitution, to vote all the Common Shares of EVEREST RE GROUP, LTD. held in the name of the undersigned at the close of business on March 27, 2002, at the Annual General Meeting of Shareholders to be held on May 22, 2002, at the Royal Pavilion Hotel, Porters, St. James, Barbados at 11:00 a.m. (local time), and at any adjournment or postponement thereof, with all the powers the undersigned would have if personally present, on the matters set forth hereon in accordance with any directions given by the undersigned and, in their discretion, on all other matters that may properly come before the Annual General Meeting, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

     YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOX IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.



                                                                     SEE REVERSE
                                                                         SIDE

--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^

     PLEASE MARK YOUR
[X]  VOTES AS IN THIS                                                       6287
     EXAMPLE.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2, 3 AND 4.

                                FOR ALL NOMINEES LISTED       WITHHOLD
                                 (EXCEPT AS MARKED TO    AUTHORITY TO VOTE
                                    THE CONTRARY)        FOR NOMINEES LISTED

1.  Election of Directors

To elect Thomas J. Gallagher and William F. Galtney, Jr. as Directors of the Company for a three-year term ending in 2005.

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.


--------------------------------------------------------------------------------

                                                            FOR  AGAINST ABSTAIN

2.   To appoint PricewaterhouseCoopers as the Company's
     independent auditors for the year ending December 31,  [ ]    [ ]     [ ]
     2002 and authorize the Board of Directors to set the fees for the independent auditors.

3.   To approve the adoption of the Everest Re Group, Ltd.  [ ]    [ ]     [ ]
     2002 Stock Incentive Plan.

4.   To authorize adjourning or postponing the meeting to   [ ]    [ ]     [ ]
     solicit additional votes, if necessary.

In their discretion, upon such other matters as may properly come before the meeting, and any and all adjournments thereof, all in accordance with the accompanying Notice and Proxy Statement, receipt of which is acknowledged.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED THEREBY WILL BE VOTED. IF A CHOICE IS SPECIFIED BY THE SHAREHOLDER, THE SHARES WILL BE VOTED ACCORDINGLY. IF NOT OTHERWISE SPECIFIED, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR ITEMS 1, 2, 3 AND 4.

SIGNATURE(S)                                               DATE
            ----------------------------------------------     -----------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Sign exactly as name appears hereon. When signing in a representative capacity, please give full title.


--------------------------------------------------------------------------------
                            ^ FOLD AND DETACH HERE ^


                             EVEREST RE GROUP, LTD.

                         ANNUAL MEETING OF SHAREHOLDERS
                       WEDNESDAY, MAY 22, 2002, 11:00 A.M.
                              ROYAL PAVILION HOTEL
                          PORTERS, ST. JAMES, BARBADOS